Exhibit 99.1

                  TRANS WORLD ENTERTAINMENT CORPORATION
                      Contact:              John Sullivan
                                            Chief Financial Officer
                                            (518) 452-1242 ext. 400

                  THE MWW GROUP
                      Investor Relations:   (201) 507-9500
                      Contact:              Robert Ferris -- rferris@mww.com

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  SHAREHOLDERS APPROVE TRANS WORLD ENTERTAINMENT/CAMELOT MUSIC HOLDINGS MERGER

     Albany, NY, April 22, 1999 -- Trans World Entertainment Corporation (Nasdaq National Market: TWMC) announced that its has closed on the merger with Camelot Music Holdings (OTC BB: CMHDA). The merger was approved today at special shareholder meetings held separately by the Company and Camelot Music Holdings. Each Camelot shareholder will receive 1.9 newly issued shares of Trans World Entertainment common stock for each Camelot share, resulting in the issuance of approximately 20.7 million new shares. The transaction will be accounted for as a tax-free pooling-of-interests and is expected to be immediately accretive to earnings.

     "With over a billion in sales and 1,000 retail outlets, this merger creates the largest music retailer in the nation," said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment Corporation. "The combination of the two companies creates a single entity with increased financial strength, highly efficient operations and the strongest and most recognized group of music industry brand names. We are extremely excited about this merger and the value it brings to our shareholders."

                                     -more-


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     Mr. Higgins will retain the titles of Chairman, CEO and President of the combined company, which will operate under the name Trans World Entertainment Corporation. In addition, the combined company has named Michael Solow and George Zoffinger, both former Directors of Camelot Music Holdings, to be outside directors of the combined Company's Board of Directors.

     Trans World Entertainment is a leading specialty retailer of music and video products. The Company operates 498 retail stores in 33 states, the District of Columbia, the U.S. Virgin Islands and an e-commerce site, www.twec.com. Mall locations include Record Town, Saturday Matinee and F.Y.E. Freestanding locations include Coconuts Music and Movies, Strawberries Music, and Planet Music.

     Camelot Music Holdings operates 482 retail stores in 37 states and Puerto Rico under the names Camelot Music, The Wall and Spec's.



Certain statements in this report set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.


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